ALDILA, INC.



To:      Participants in the Aldila, Inc. Stock Option Exchange Offer

Date:    June 14, 2002

Re:      Supplement to Aldila, Inc. Stock Option Exchange Offer

                  Please read this message in its entirety

     This letter provides supplemental information to the Offer to Exchange that was previously distributed to you which you should consider in deciding whether to participate in (or modify or withdraw from participation in) the Aldila Stock Option Exchange Offer. Any terms that are not otherwise defined in this letter shall have the meaning given to them in the Offer to Exchange.

     In deciding whether to participate in (or to modify or withdraw from participation in) the Aldila Stock Option Exchange Offer, please consider the information set forth below in making your decision. The information set forth below amends the information provided in the Offer to Exchange.

     o If you do not wish to participate in the offer, you are not required to return the Letter of Transmittal included with your offer materials, notwithstanding any statement to the contrary contained in the Offer to Exchange or the Letter of Transmittal, and the Offer to Exchange and the Letter of Transmittal should be deemed to be amended to delete any such requirement. However, as noted in the Offer to Exchange and the Letter of Transmittal, you will be deemed to have rejected the offer if you do not properly execute and deliver the Letter of Transmittal and any other required documents to us prior to the expiration of the offer at 5:00 p.m. San Diego, California time on June 28, 2002.

     o If we extend the offer, Aldila will make a public announcement of such extension no later than 6:00 a.m., San Diego, California time (9:00 a.m. Eastern time) on the next business day following the previously scheduled expiration of the offer period, and the Offer to Exchange should be deemed to be amended accordingly. Based on the currently scheduled expiration date of the offer, June 28, 2002, we will therefore make a public announcement of any extension of the offer no later than 6:00 a.m. San Diego, California time on July 1, 2002.

     o Promptly after the expiration of the offer, we will notify you whether any options you tender for exchange have been accepted for exchange. A form of the notice we will provide to you has been filed as Exhibit (a)(8) to Aldila's Amendment No. 1 to Schedule TO, filed with the SEC on June 14, 2002.

     o As of the date hereof, Aldila has been informed by each of its officers who are eligible to participate in the offer that they plan to tender their options for exchange. Non-management directors are not eligible to participate in the offer.

     o Section 18 (Forward-Looking Statements; Miscellaneous) of the Offer to Exchange is hereby amended to remove references to forward-looking statements "as defined in the Private Securities Litigation Reform Act of 1995," due to the fact that those sections of the Act do not apply to forward-looking statements made in connection with a tender offer such as the Aldila Stock Option Exchange Offer. The relevant paragraph of Section 18 now reads as follows (with the amended sentence italicized):

          WITH THE EXCEPTION OF HISTORICAL INFORMATION (INFORMATION RELATING TO OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS AT HISTORICAL DATES OR FOR HISTORICAL PERIODS), THIS OFFER TO EXCHANGE AND OUR SEC REPORTS REFERRED TO ABOVE INCLUDE "FORWARD-LOOKING STATEMENTS." Our forward-looking statements are necessarily based on certain assumptions and are subject to certain risks or uncertainties. We do not undertake any responsibility to update these statements in the future. Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may,"
          "will," "would," "could," "should," or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties.

          All such forward-looking statements are qualified by the inherent risks and uncertainties surrounding expectations generally, and may materially differ from our actual experience involving any one or more of these matters and subject areas. Our Report or Form 10-K for the year ended December 31, 2001 presents a more detailed discussion of these and other risks related to the forward-looking statements in this offer, in particular under "Business Risks" in Part I, Item 1 of the Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part I, Item 7 of the Form 10-K.

          We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

          Our Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

          Please also note that the 1-for-3 reverse stock split of our common stock referred to in the Offer to Exchange became effective before the opening of business on June 4, 2002.

          Please be aware that in order to participate in (or modify or withdraw from participation in) the Aldila Stock Option Exchange Offer, you must complete, sign and fax or deliver a copy of the Letter of Transmittal in accordance with its instructions and any other required documents to us at Aldila, Inc., by 5:00 p.m., San Diego, California time on June 28, 2002 to the following address: Aldila, Inc. Attention: Stock Option Exchange Offer, 12140 Community Road, Poway, California 92064, telephone: (858) 513-1801; facsimile: (858) 513-1870.

         If you have any questions, please contact Scott Bier or Bob Cierzan at (858) 513-1801.